Exhibit 99.1

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation Reports
Second Quarter and Six Month 2008 Results

Phoenix AZ, July 24, 2008- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

2008 SECOND QUARTER HIGHLIGHTS

•                  Net sales for the second quarter 2008 (“2Q08”) and in the first half of 2008 (“1H08”) were $1,461.8 million and $2,961.0 million respectively, compared to $1,826.5 million and $3,184.8 million in the second quarter of 2007 (“2Q07”) and in the first half of 2007 (“1H07”), respectively.  The changes in sales were influenced by lower production copper and certain by-products, mainly due to the continuation of the Cananea strike partially offset by higher metal prices and higher sales of molybdenum, lead, gold and sulfuric acid.

•                  Net earnings in the 2Q08 totaled $548.5 million, or diluted earnings per share of $0.62, compared to $726.0 million, or diluted earnings per share of $ 0.82 in the 2Q07.  Net earnings in the 1H08 totaled $1,113.5 million, or diluted earnings per share of $1.26 compared with $1,277.6 million, or diluted earnings per share of $1.45 in 1H07.

•                  Net earnings have been affected by significant worldwide cost increases in fuel, power and steel costs. The Company cash cost per pound of copper produced in the 2Q08, including the benefit of by-products, was 3.1 cents per pound. This figure compares with a negative cash cost of 29 cents per pound for the same period of 2007.

•                  EBITDA during the 2Q08 amounted to $877.3 million and was equivalent to 60.0% of net sales, compared to an EBITDA of $1,179.2 million, equivalent to 64.6% of net sales, in 2Q07.  The 2Q08 EBITDA was affected by lower sales and increased costs resulting from higher fuel, power, and steel costs.

•                  Capital expenditures, including exploration, totaled $139.9 million for the 2Q08. We plan to spend approximately $480.0 million in 2008 on capital projects and our exploration programs, which includes our aggressive investments in the Tia Maria greenfield project in Peru and the projects to expand capacity at Toquepala and Cuajone.

•                  On June 19, 2008, we declared a three-for-one split of Company Common stock.  On July 10, 2008 Common shareholders of record at the close of business on June 30, 2008, received two additional shares of Common stock for every share owned.

•                  Total mine production in 2Q08 was 117,250 tons of copper compared with 158,177 tons in 2Q07. Decrease was mainly due to strikes at some of our Mexican operations and to a lesser extent lower ore grade at Toquepala. Molybdenum production was higher by 3.5% in the 1H08 as compared with the 1H07.

SUMMARY FINANCIAL TABLE

	Second Quarter				Year to Date
	2008	2007	Var.	%	2008	2007	Var.	%
	(in millions, except per share amounts and %s)
Copper sold – tons	115.2	161.6	(46.4)	(28.7)%	238.0	327.8	(89.8)	(27.4)%

Net sales	$1,461.8	$1,826.5	$(364.7)	(20.0)%	$2,961.0	$3,184.8	$(223.8)	(7.0)%
Cost of sales	550.5	562.3	(11.8)	(2.1)%	1,071.0	1,029.0	42.0	4.1%
Operating income	792.4	1,145.2	(352.8)	(30.8)%	1,657.1	1,932.6	(275.5)	(14.3)%
EBITDA (1)	877.4	1,179.2	(301.8)	(25.6)%	1,822.6	2,040.2	(217.6)	(10.7)%
EBITDA margin	60.0%	64.6%	(4.6)%	(7.1)%	61.6%	64.1%	(2.5)%	(3.9)%
Net earnings	$548.5	$726.0	$(177.5)	(24.4)%	$1,113.5	$1,277.6	$(164.1)	(12.8)%
Earnings per share	$0.62	$0.82	$(0.20)	(24.4)%	$1.26	$1.45	$(0.19)	(12.8)%
Capital expenditures and exploration	$139.9	$102.5	$37.4	36.5%	$197.8	$194.0	$3.8	2.0%

(1) Reconciliation of net earnings (*) to EBITDA

	Second Quarter		Year to Date
	2008	2007	2008	2007
Net earnings	$548.5	$726.0	$1,113.5	$1,277.6
Add:
Minority interest	2.9	2.9	5.6	4.5
Income taxes	228.9	354.4	514.8	585.1
Interest expense	27.5	31.0	56.4	60.8
Depreciation, amortization and Depletion	83.2	84.5	164.4	158.6
Less:
Interest income	(12.2)	(18.1)	(29.6)	(40.0)
Interest capitalized	(1.4)	(1.5)	(2.5)	(6.4)
EBITDA	$877.4	$1,179.2	$1,822.6	$2,040.2

(*) Net earnings computed in accordance with USGAAP

Commenting on the Company’s results for the 2Q08, Mr. German Larrea, Chairman of SCC said: “I would like to comment on our Company’s strengths.  As you may know, our copper reserve position is the highest of any publicly listed company and we are fully committed to developing it to create additional value for our shareholders.  Despite discouraging news regarding the world economy, we still see a strong market for copper and molybdenum in emerging economies such as China and India.  This, we believe, will provide continued support for high metal prices in the foreseeable future.  In 2Q08 we paid a $500.6 million dividend, bringing the total dividend paid in the 1H08 to $912.9 million, continuing the generous dividend practice of recent years.”

“I would also like to note that on July 14, Standard & Poor’s upgraded Peru’s foreign currency debt rating to investment grade.  This rating improvement, and the one made by Fitch in April 2008, clearly indicates the consistent progress of Peru, a mining friendly country, where we are investing $2.1 billion in expansion projects such as our greenfield project of Tia Maria.”

Financial results

Net sales in 2Q08 and 1H08 were $1,461.8 million and $2,961.0 million, compared to $1,826.5 million and $3,184.8 million in the comparable periods of 2007.  The changes in sales were mainly the result of lower production from our Mexican operations partially offset by the effect of higher prices for most of our metal products.  Please see our metal price chart on page 6.

EBITDA during the 2Q08 amounted to $877.4 million and was equivalent to 60.0% of net sales, compared to an EBITDA of $1,179.2 million, equivalent to 64.6% of net sales, in 2Q07.  EBITDA in the 1H08 amounted to $1,822.6 million and was equivalent to 61.6% of net sales, compared to an EBITDA of $2,040.2 million, equivalent to 64.1% of net sales, in 1H07.

Net earnings in 2Q08 were $548.5 million, or earnings per share of $0.62 compared with $726.0 million or earnings per share of $0.82 in 2Q07.  Net earnings in the 1H08 were $1,113.5 million, or earnings per share of $1.26 compared with $1,277.6 million or earnings per share of $1.45 in the 1H07.

Net earnings and EBITDA in both periods were affected by lower sales volumes and increased costs resulting from higher fuel, power, steel and spare part prices.

Since power is an important component of the total cost, the Company is currently evaluating a power purchase agreement with an independent power producer to build and operate a coal-fired 600 Megawatt power generation plant in Mexico, to supply our facilities and accommodate future demand from our Mexican projects. This agreement will provide the Company with important cost savings.

Regarding the Peruvian operations, the Company is currently evaluating different options to secure the additional power required by the expansion program.

Copper derivative instruments

As of June 30, 2008 we held copper derivative contracts to protect 87,950 tons of copper production for the period July-December 2008.  These contracts are mainly zero cost collars with average floor prices of $3.40 per pound of copper and average ceiling prices of $4.23 per pound of copper.  In the first six months of 2008, we had gains of $8.6 million on these copper derivatives transactions, which were included in net sales.

Production

Copper production in the 2Q08 and 1H08 were 117,250 tons and 245,112 tons, respectively, compared with 158,177 tons and 329,449 tons in 2Q07 and 1H07, respectively.

Smelted copper production increased by 7,100 tons and 25,300 tons of copper to 127,700 tons and 255,500 tons of copper in the 2Q08 and 1H08, respectively, compared with 120,600 tons and 230,200 tons of copper in 2Q07 and 1H07, respectively.  These 5.9% and 11.0% increases reflect full production at our Ilo, Peru smelter, which had lower production in 2007 due to the ramping up of the modernized facilities.  The Ilo smelter is currently running at full capacity.

As our operations are fully integrated, we produce sulfuric acid as a by-product from our smelters. It is the Company’s view that the current high demand for this material provides an opportunity to capture more value to our shareholders since we have a long position in this material. In fact, for 1H08, sales value of sulfuric acid at our Peruvian operations has surpassed silver to become the second higher by-product sales.

Molybdenum production was substantially unchanged at 3,880 tons in the 2Q07 and 3,900 tons in the 2Q08.  Mine zinc production amounted to 27,600 tons in the 2Q08 compared with 33,400 tons in the 2Q07.  Refined zinc production in 2Q08 was 24,500 tons, 27.8% higher than in 2Q07 due to the recovery of full capacity at the San Luis Potosi refinery.

In the first half of 2008, the Company has exceeded the metal production objectives in the open pit mines of Toquepala and Cuajone, as well as in the IMMSA underground units of Charcas, Santa Barbara, Santa Eulalia, Nueva Rosita and the zinc refinery.

Cash Cost

The Company cash cost per pound of copper produced in the 2Q08, including the benefit of by-products, was 3.1 cents per pound. This figure compares with a negative cash cost of 29 cents per pound for the same period of 2007.

As is happening with the industry worldwide, the Company is experiencing significant cost pressures in fuel, power, steel and spare parts costs. We believe that our cost control approach to operations and the quality of our assets will maintain Southern Copper as one of the most competitive copper producers during this process.

Expansion and capital projects

During the 2Q08 we continued our efforts on the $2.1 billion investment plan at our Peruvian operations.  When finished, by year 2011, we expect these projects to increase our annual copper production by 270,000 tons, an increase of 39% over the current production capacity.

Investment in the Tia Maria project is underway.  As of June 2008, we have committed $540.0 million in purchase orders and contracts for the acquisition of major equipment.  This includes $389.0 million committed at a fixed price to avoid cost escalation in the capital budget.

The Toquepala and Cuajone expansion projects are also underway.  For the Toquepala project, we have committed $56.1 million to purchase two 73 cubic yard shovels, two mine drills and four 320 ton trucks.  We have signed a contract for the feasibility study and for basic and detailed engineering and procurement support.  An environmental impact assessment is also underway which we expect to be completed by November 2009.

For the Cuajone project, we have committed $31.6 million to purchase a 73 cubic yard shovel, a mine drill and three 320 ton trucks.  We have signed a contract for a feasibility study and are continuing with the engineering and procurement process.  An environmental impact assessment is also underway.

Subject to the satisfactory resolution of various issues and the acquisition of the necessary governmental permits, we plan to invest approximately $1.2 billion in the Los Chancas project, a copper-molybdenum property in Apurimac, in the southern part of Peru.  This is in addition to the $2.1 billion investment previously announced for our other Peruvian projects.  We expect this project will increase our annual copper production by 80,000 tons by the year 2013.  We expect to start the bidding process for feasibility studies by the end of third quarter.

Also, in addition a feasibility study has been initiated with respect to El Arco, a copper deposit located in the Mexico’s Baja California peninsula. The Company expects to receive the study results before year end and is currently estimating an investment of $1.8 billon to produce approximately 190,000 metric tons of copper per year. Production could start four years after Board approval.

The Angangueo project, a polymetallic deposit with precious metals in the Mexican state of Michoacan, is also progressing in the development of the final feasibility study.

The environmental impact assessment was authorized, and we are in the process of obtaining governmental permits.

Mexican labor matters

As indicated in April, the Company has offered a severance payout package to the workers of Cananea and San Martin in order to establish an efficient and productive relationship for the mutual benefit of the workers and the Company. The decision to offer the severance package as a means of resolving these labor issues is a consequence of the continuous work stoppages during the past seven years, which has prevented the Company from properly operating these facilities, investing according to their potentials, and creating value to our shareholders as well as new job opportunities. The Company continues to take steps to reduce costs related to this work stoppage.

The federal and state governments, together with the Company, are making all efforts to resume operations with a positive labor relation with the workers, as it is the case in our Peruvian operations and other units of Minera Mexico not affiliated to the National Miners Union.

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold	Lead
	($/lb)	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)	($/lb)
1Q 2008	3.54	3.53	33.01	1.10	17.62	926.78	1.31
2Q 2008	3.83	3.80	32.76	0.96	17.17	895.95	1.05
2Q 2007	3.47	3.46	30.41	1.66	13.32	667.24	0.99
6 months 2008	3.68	3.67	32.89	1.03	17.39	911.36	1.18
6 months 2007	3.08	3.08	28.11	1.61	13.31	658.75	0.90
Variance: 2Q08 vs. 2Q07	10.4%	9.8%	7.7%	(42.2)%	28.9%	34.3%	6.0%
Average 2007	3.23	3.22	29.91	1.47	13.39	696.66	1.17

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended June 30,			Six Months Ended June 30,
	2008	2007	%	2008	2007	%

Copper (tons)
Mined	117,250	158,177	(25.9)%	245,112	329,449	(25.6)%
Smelted	127,744	120,595	5.9%	255,495	230,185	11.0%
Refined	119,492	131,248	(9.0)%	235,772	244,110	(3.4)%
Rod	19,957	26,097	(23.5)%	37,942	52,909	(28.3)%
Sales	115,187	161,594	(28.7)%	238,021	327,833	(27.4)%

Molybdenum (tons)
Mined	3,897	3,878	0.5%	7,821	7,558	3.5%
Sales	3,909	4,144	(5.7)%	7,938	7,769	2.2%

Zinc (tons)
Mined	27,566	33,382	(17.4)%	52,334	65,743	(20.4)%
Refined	24,510	19,182	27.8%	49,915	40,508	23.2%
Sales	24,606	31,778	(22.6)%	48,412	61,521	(21.3)%

Silver (000s ounces)
Mined	3,081	4,228	(27.1)%	6,171	8,733	(29.3)%
Refined	2,675	2,520	6.2%	5,080	5,184	(2.0)%
Sales	3,431	5,083	(32.5)%	6,420	9,477	(32.3)%

Sulfuric Acid (000s tons)
Produced	434.0	416.1	4.3%	870.9	773.1	12.7%
Sales	389.0	399.0	(2.5)%	764.7	709.4	7.8%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2008	2007	VAR %	2008	2007	VAR %
	(in thousands, except for per share amounts)

Net sales:	$1,461,796	$1,826,462	(20.0)%	$2,961,002	$3,184,799	(7.0)%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	550,458	562,334	(2.1)%	1,071,047	1,028,979	4.1%
Selling, general and Administrative	26,726	25,907	3.2%	51,381	49,706	3.4%
Depreciation, amortization and depletion	83,199	84,466	(1.5)%	164,395	158,564	3.7%
Exploration	8,996	8,553	5.2%	17,052	14,971	13.9%
Total operating costs and Expenses	669,379	681,260	(1.7)%	1,303,875	1,252,220	4.1%

Operating income	792,417	1,145,202	(30.8)%	1,657,127	1,932,579	(14.3)%

Interest expense	(27,487)	(30,982)	(11.3)%	(56,415)	(60,788)	(7.2)%
Interest capitalized	1,441	1,477	(2.4)%	2,529	6,443	(60.7)%
Gain (loss) on derivative Instruments	(1,487)	(55,512)	(97.3)%	1,440	(76,692)	(101.9)%
Other income (expense)	3,146	5,010	(37.2)%	(354)	25,672	(101.4)%
Interest income	12,181	18,076	(32.6)%	29,596	40,004	(26.0)%

Earnings before income Taxes and minority interest	780,211	1,083,271	(28.0)%	1,633,923	1,867,218	(12.5)%

Income taxes	228,892	354,416	(35.4)%	514,914	585,090	(12.0)%
Minority interest	2,852	2,893	(1.4)%	5,559	4,484	24.0%

Net earnings	$548,467	$725,962	(24.4)%	$1,113,450	$1,277,644	(12.9)%

Per common share amounts:
Net earnings – basic and diluted	$0.62	$0.82	(24.4)%	$1.26	$1.45	(12.9)%
Dividends paid	$0.57	$0.50	13.4%	$1.03	$1.07	(3.2)%

Weighted average shares outstanding (Basic and diluted)	883,401	883,392		883,399	883,388

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2008	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,150,259	$1,409,272	$1,013,614
Short term investments	97,515	117,903	340,000
Accounts receivable	540,789	462,778	639,044
Inventories	491,578	448,283	471,202
Prepaid, deferred taxes and other assets	151,403	197,273	78,193
Total current assets	2,431,544	2,635,509	2,542,053

Property, net	3,618,852	3,568,311	3,578,464
Leachable material, net	186,770	220,243	248,791
Intangible assets, net	114,946	115,802	116,968
Other assets, net	53,025	40,693	43,068
Total assets	$6,405,137	$6,580,558	$6,529,344

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$160,000	$160,000
Accounts payable	267,344	255,070	289,709
Income taxes	62,518	132,175	112,989
Due to affiliates	9,105	3,870	3,351
Accrued workers’ participation	151,851	313,251	157,854
Interest	31,854	37,325	36,530
Other accrued liabilities	36,331	25,499	37,192
Total current liabilities	569,003	927,190	797,625

Long-term debt	1,284,850	1,289,754	1,363,232
Deferred income taxes	193,594	219,501	258,167
Other liabilities	277,536	266,163	108,811
Asset retirement obligation	14,251	13,145	12,664
Total non-current liabilities	1,770,231	1,788,563	1,742,874

Commitments and contingencies

Minority interest	15,780	16,685	15,196

STOCKHOLDERS’ EQUITY
Common stock	655,373	653,817	654,735
Accumulated comprehensive income	3,394,750	3,194,303	3,318,914
Total stockholders’ equity	4,050,123	3,848,120	3,973,649
Total liabilities, minority interest and stockholders’ equity	$6,405,137	$6,580,558	$6,529,344

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands)
OPERATING ACTIVITIES
Net earnings	$548,467	$725,962	$1,113,450	$1,277,644
Depreciation, amortization and depletion	83,199	84,466	164,395	158,564
Capitalized leachable material	—	(19,568)	(2,246)	(40,029)
Minority interest	2,852	2,893	5,559	4,484
Cash provided from (used for) operating assets and liabilities	(264,598)	(256,563)	(380,248)	(352,215)
Other, net	34,845	111,684	7,157	149,313
Net cash provided from operating activities	404,765	648,874	908,067	1,197,761

INVESTING ACTIVITIES
Capital expenditures	(130,876)	(93,962)	(180,770)	(178,992)
Other, net	20,260	10,467	24,668	(88,652)
Net cash used for investing activities	(110,616)	(83,495)	(156,102)	(267,644)

FINANCING ACTIVITIES
Debt repaid	(155,025)	(5,000)	(155,025)	(5,000)
Dividends paid	(500,592)	(441,683)	(912,894)	(942,267)
Distributions to minority interest	(3,576)	(1,405)	(6,736)	(3,164)
Other	733	216	794	277
Net cash used for financing activities	(658,460)	(447,872)	(1,073,861)	(950,154)

Effect of exchange rate changes on cash	41,789	7,257	62,883	10,873

Increase (decrease) in cash and cash equivalent	$(322,522)	$124,764	$(259,013)	$(9,164)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserve of any listed company.  We are a NYSE and Lima Stock Exchange (LSE) listed company that is 75.1% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 24.9% ownership interest is held by the international investment community.  We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

Conference call

The Company’s second quarter earnings conference call will be held on July 25, 2008 beginning at 12:00 p.m. (EST – New York) (11:00 a.m. Lima and Mexico).  To participate:

Dial-in number:	866-371-3858 in the U.S 832-445-1647 outside the U.S.
Genaro Guerrero, Vice President, Finance and Chief Financial Officer Raul Jacob, Financial Planning Manager and Head of Investor Relations
Conference ID:	5490169 and “Southern Copper Second Quarter 2008 Results”

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.